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                                                                    EXHIBIT 3.01

                          CERTIFICATE OF INCORPORATION

                                       OF

                   PHARMA SERVICES INTERMEDIATE HOLDING CORP.

            The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify that:

            FIRST: The name of the corporation is Pharma Services Intermediate Holding Corp. (hereinafter the "Corporation").

            SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

            FIFTH: The name and address of the incorporator is Benjamin D. Levy, Esq., c/o Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY
10178.

            SIXTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

            SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

            EIGHT: The Corporation expressly elects not to be governed by
Section 203 of the GCL.

            NINTH: To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of

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the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No repeal or modification of this Article NINTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article NINTH at the time of such repeal or modification.

            TENTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on August 18, 2003.

                                        By: /s/ Benjamin D. Levy
                                            ----------------------------------
                                            Name: Benjamin D. Levy, Esq.
                                            Title: Sole Incorporator

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